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                                                                     EXHIBIT 2.5



                              AGREEMENT OF MERGER

                                       OF

                       AMERICAN GRAPHICS INDUSTRIES, INC.
                             a Delaware Corporation

                                      AND

                    HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC.
                              a Hawaii Corporation

     This agreement of merger (the "Agreement of Merger") is made on 9/30, 1997 by and between Hawaiian Vintage Chocolate Company, Inc. (""HVCC"), a corporation organized under the laws of the State of Hawaii, with its principal office located at 4614 Kilauea Avenue, Suite 435, Honolulu, Hawaii 96816, and American Graphics Industries, Inc. (""AGI"), a corporation organized under the laws of the State of Delaware, with its principal office located at One Gateway Center, 8th Floor, Newark, New Jersey 07102.


                                    RECITALS

     WHEREAS, AGI is a debtor in a Chapter 11 proceeding in the U.S. Bankruptcy Court of the District of New Jersey, Case No. 94-27979 (NLW) (the "Proceeding"), in which Proceeding AGI is subject to the Order Confirming Modification of Amended Plan of Reorganization filed August 19, 1997 (the "Order");

     WHEREAS, the board of directors of HVCC deems it desirable and in the best interest of the corporation and its shareholders that AGI be merged into HVCC pursuant to the Order;

     WHEREAS, AGI, pursuant to the Order, has agreed to and is authorized to merge into HVCC; and

     WHEREAS, for the reasons set forth above, and in consideration of the mutual covenants and promises of the parties hereto, the constituent corporations agree, pursuant to the Order, that AGI shall be merged into HVCC and the parties agree to and prescribe the terms and conditions of such merger, the method of carrying it into effect, and the manner of converting the shares of AGI into shares or other securities of HVCC, as hereinafter set forth and as set forth in the Order.


                                  SECTION ONE
                        HVCC TO BE SURVIVING CORPORATION

     AGI shall be merged into HVCC, and the corporate existence of AGI shall cease and the corporate existence of HVCC shall continue under the name Hawaiian Vintage Chocolate Company, Inc. HVCC shall succeed to all the rights, privileges, immunities, and franchises,





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and all the property, real, personal, and mixed, of AGI, without the necessity for any separate transfer.

     HVCC hereby agrees that it may be served with process in Delaware in any suit or proceeding for enforcement of any obligation (a) of AGI or (b) of HVCC arising from this merger, and hereby irrevocably appoints the Delaware Secretary of State as agent to accept service of process in any such suit or proceeding. The Delaware Secretary of State shall mail a copy of such process to HVCC at the following address:


                              4614 Kilauea Avenue, Suite 435
                              Honolulu, HI 96816


                                  SECTION TWO
                                PRINCIPAL OFFICE

     The principal office of HVCC, at the address set forth in Section One hereof, shall remain the principal office of the corporation following the merger.

                                 SECTION THREE
                       ARTICLES OF INCORPORATION OF HVCC

     The Articles of Incorporation of HVCC shall continue to be its Articles of Incorporation following the effective date of the merger subject to the following amendment:

     Article IV of the Articles of Incorporation shall be deleted in its entirety and the following shall be inserted in its place and stead:


                                      IV.

          The aggregate number of common shares all of the same class which the corporation shall have the authority to issue is twenty million (20,000,000).


                                  SECTION FOUR
                                     BYLAWS

     The present bylaws of HVCC, insofar as not inconsistent with this Agreement of Merger, shall be the bylaws of the corporation following the merger until altered, amended, or repealed as therein provided.

                                  SECTION FIVE
                             DIRECTORS AND OFFICERS

     The directors and officers of HVCC on the effective date of the merger (as set forth in Section Eight hereof) shall continue as


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the directors of officers of HVCC for the full unexpired terms of their offices or until their successors have been elected or appointed and qualified.

                                  SECTION SIX
                                 SHARES OF AGI

     All authorized shares of AGI stock shall be cancelled pursuant to the Order. AGI's creditors and other parties in interest will receive shares in HVCC on account of their allowed claims in accordance with the provisions of the Order, which provisions are summarized as follows:

          300,000 shares of HVCC common stock will be available for pro rata allocation among AGI's creditors and other parties in interest under the Plan. The current shareholders of HVCC will receive 5,000,000 shares and DLS Financial Services, Inc. ("DLS") will receive 250,000 shares of common stock on account of its administrative claim. In addition to the 300,000 shares of common stock available to AGI's creditors and other parties in interest, such creditors and other parties in interest will also receive a pro rata share of 100,000 Class A Warrants with an exercise price of $2.50 per share with an expiration date of six months from the effective date, a pro rata share of 200,000 Class B Warrants with an exercise price of $4.00 per share with an expiration date of twelve months from the effective date, and a pro rate share of 200,000 Class C Warrants with an exercise price of $6.00 per share with an expiration date of 24 months from the effective date. Total HVCC shares outstanding upon the conclusion of the transaction will be approximately 5,550,000. In addition to the foregoing, DLS will receive 100,000 Class A and 200,000 Class B and Class C Warrants. No odd lots of shares or warrants and no fractional shares or fractional warrants will be issued and all allocations of shares will be rounded up to the next whole number.

                                 SECTION SEVEN
                           EXTRAORDINARY TRANSACTIONS

     Neither corporation shall, from the date hereof and until the effective date of the merger or until the merger is abandoned (as provided for in Section Nine hereof), engage in any activity or


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transaction other than in the ordinary course of business, except as contemplated by this Agreement of Merger.

                                 SECTION EIGHT
                   SUBMISSION TO STOCKHOLDERS; EFFECTIVE DATE

     Agreement to this merger by AGI has been mandated through the balloting in the Proceeding. Pursuant to the Order, the Court in the Proceeding has authorized this merger. This Agreement of Merger shall be submitted to the stockholders of HVCC in the manner provided by the General Corporation Law of the State of Hawaii. Upon approval of HVCC stockholders, this Agreement of Merger shall, subject to the provisions of Section Nine hereof, take effect as the Agreement of Merger of the constituent corporations. The constituent corporations agree that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Hawaii and State of Delaware, respectively, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger. The merger will become effective on the date on which this Agreement of Merger is filed in the office of the Secretary of State of the State of Hawaii, together with evidence of its adoption as required by law.

                                  SECTION NINE
                             ABANDONMENT OF MERGER

     Anything to the contrary herein notwithstanding, if the Board of Directors of HVCC, should determine, either before or after the meeting of the stockholders of HVCC called to vote on the adoption or rejection of this Agreement of Merger, that for any legal, financial, economic, or business reason deemed sufficient by the Board it is not in the interest of HVCC, or the stockholders of HVCC, or is otherwise inadvisable or impracticable to consummate the merger, the Board of Directors may abandon the merger by directing the officers of the corporation to refrain from executing or filing this Agreement of Merger, and thereupon this Agreement shall be void and of no effect. HVCC nor its Board shall have the right to abandon this merger following the filing of this Agreement of Merger with the Secretary of State of the State of Hawaii.

                                  SECTION TEN
                             EXECUTION OF AGREEMENT

     This Agreement of Merger may be executed in any number of counterparts, and each such counterpart shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties by their proper corporate


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officers have executed below and have sealed with their corporate seals, respectively, as of the date first written above.

                                   HAWAIIAN VINTAGE CHOCOLATE
                                   COMPANY, INC.
                                   a Hawaii corporation

                                   By: /s/ JAMES WALSH
                                      ------------------------------
                                         James Walsh, President


                                   AMERICAN GRAPHICS INDUSTRIES,
                                   INC.
                                   a Delaware corporation

                                   By: /s/ RAYMOND L. BURKE
                                      ------------------------------
                                        Raymond L. Burke, President




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